PRESS RELEASE

November 13, 2012

TF1 – Discovery

On November 13, 2012, the TF1 Group and Discovery Communications entered into exclusive negotiations to forge a strategic alliance intended to create value for both companies across their numerous complementary business activities in three key areas:

•	driving the growth of Eurosport;

•	enhancing both companies' Pay TV offerings in France;

•	and developing a mutually beneficial content production relationship.
This alliance would include investments by Discovery in some of these key businesses.

There are no further details to share beyond this statement.

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Discovery Communications (Nasdaq: DISCA, DISCB, DISCK) is the world's #1 nonfiction media company reaching more than 1.8 billion cumulative subscribers in 217 countries and territories. Discovery is dedicated to satisfying curiosity through 153 worldwide television networks, led by Discovery Channel, TLC, Animal Planet, Science and Investigation Discovery, as well as U.S. joint venture networks OWN: Oprah Winfrey Network, The Hub and 3net, the first 24-hour 3D network. Discovery also is a leading provider of educational products and services to schools and owns and operates a diversified portfolio of digital media services, including Revision3. Discovery Networks International distributes 26 international brands, reaching over 1.3 billion cumulative subscribers with programming available in 45 languages.
For more information please visit www.discoverycommunications.com

TF1 (NYSE Euronext Paris: FR0000054900 / TFI) is an integrated media group with a range of businesses in high-growth segments. Its corporate mission is to inform and entertain. In freeview television, the Group’s channels are TF1 (the major events channel, no. 1 in France), TMC (no. 5 in France, and no.1 digital terrestrial channel), NT1, and HD1 (to be launched in December 2012).
The TF1 Group is also present in pay TV with Eurosport (the leading pan-European sports broadcasting platform, received by 130 million households in Europe), TV Breizh (France’s no 1 cable/satellite channel), Ushuaïa TV, Histoire, Stylía and LCI.
The TF1 group’s activities span the entire value chain in the broadcasting industry. TF1 has also created a broad range of merchandising spin-offs from its main channel. Harnessing the growth of the Internet and new technologies, TF1 produces, develops and publishes new interactive content and services for the Web, smartphones, tablet computers and connected TV.
For more information please visit www.groupe-tf1.fr

CONTACTS

DISCOVERY COMMUNICATIONS	TFI
Corporate Communications: michelle_russo@discovery .com	Corporate Communications: vduval@tf1.fr
elizabeth_hillman@discovery.com
Investor Relations : craig_felenstein@discovery.com	Investor Relations : comfi@tf1.fr

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